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                                                                   EXHIBIT 99.10


                          DIGITAL FURNACE CORPORATION

                    AMENDED & RESTATED STOCK INCENTIVE PLAN
                         STOCK OPTION GRANT CERTIFICATE

     Digital Furnace Corporation, a Georgia corporation (the "Company"), hereby grants to the optionee named below ("Optionee") an option (this "Option") to purchase the total number of shares shown below of Common Stock of the Company (the "Shares") at the exercise price per share set forth below (the "Exercise Price"), subject to all of the terms and conditions on the reverse side of this Stock Option Grant Certificate and the Digital Furnace Corporation Amended & Restated Stock Incentive Plan (the "Plan"). Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Plan. The terms and conditions set forth on the reverse side hereof and the terms and conditions of the Plan are incorporated herein by reference.

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

In witness whereof, this Stock   Shares Subject to Option:             Optionee hereby acknowledges receipt of a copy of the Plan,
Option Grant has been executed                                         represents that Optionee has read and understands the terms
by the Company by a duly                                               and provisions of the Plan, and accepts this Option subject
authorized officer as of the                                           to all the terms and conditions of the Plan and this Stock
date specified hereon.           Exercise Price Per Share:             Option Grant Certificate. Optionee acknowledges that there may be adverse tax consequences upon exercise of this Option or disposition of the Shares and that Optionee should consult a tax adviser prior to such exercise of disposition.

DIGITAL FURNACE CORPORATION      Term of Option:   Ten (10) Years

By: _______________________      Shares subject to issuance under
                                 this Option shall vest according
                                 to a vesting schedule set forth
                                 in the Exercise and Shareholder
                                 Agreement (herein the "Exercise       -----------------------------
Date of Grant:                   Agreement").                          Signature of Optionee

Type of Stock Option:
                                                                       -----------------------------
                                                                       Name of Optionee


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         1. EXERCISE PERIOD OF OPTION. Subject to the terms and conditions of this Option and the Plan, and unless otherwise modified by a written modification signed by the Company and Optionee, this Option may be exercised with respect to the Shares immediately upon grant, but in no event after the date which is the last day of the Term set forth on the face hereof following the date of grant (hereinafter "Expiration Date").

         2. RESTRICTIONS ON EXERCISE. This Option may not be exercised unless such exercise is in compliance with the Securities Act of 1933 and all applicable state securities laws, as they are in effect on the date of exercise, and the requirements of any stock exchange or national market system on which the Company's Common Stock may be listed at the time of exercise. Optionee understands that the Company is under no obligation to register, qualify or list the Shares with the Securities and Exchange Commission ("SEC"), any state securities commission or any stock exchange to effect such compliance.

         3. TERMINATION OF OPTION. Except as provided below in this Section, this Option may not be exercised after the date which is thirty (30) days after Optionee ceases to perform services for the Company, or any Parent or Subsidiary. Optionee shall be considered to perform services for the Company, or any Parent or Subsidiary, for all purposes under this Section, if Optionee is an officer or full-time employee of the Company, or any Parent or Subsidiary, or if the Board determines that Optionee is rendering substantial services as a part-time employee, consultant, contractor or advisor to the Company, or any Parent or Subsidiary. The Board shall have discretion to determine whether Optionee has ceased to perform services for the Company, or any Parent or Subsidiary, and the effective date on which such services cease (the "Termination Date"). Notwithstanding anything contained herein to the contrary, if the Optionee is terminated for Cause, all options otherwise exercisable shall be forfeited. For this purpose, "Cause" means termination of the Optionee's employment under any one or more of the following events: (a) Optionee's knowing and willful misconduct with respect to the business and affairs of the Company;
(b) any material violation by Optionee of any policy of the Company relating to ethical conduct or practices or fiduciary duties of a similarly situated executive; (c) knowing and willful material breach of any provision his Employment Agreement (if any) which is not remedied within thirty (30) days after Optionee's receipt of notice thereof; (d) Optionee's commission of a felony or any illegal act involving moral turpitude or fraud or Optionee's dishonesty which may reasonably be expected to have a material adverse effect on the Company; or (e) failure to comply with reasonable directives of the Board which are consistent with the Optionee's duties, if not remedied within thirty
(30) days after the Optionee's receipt of notice thereof.

            (a) Termination Generally. If Optionee ceases to perform services for the Company, or any Parent or Subsidiary, for any reason, except death or disability (within the meaning of Code Section 22(e)(3)), this Option shall immediately be forfeited, along with any and all rights or subsequent rights attached thereto, thirty (30) days following the Termination Date, but in no event later than the Expiration Date.

            (b) Death or Disability. If Optionee ceases to perform services for the Company, or any Parent or Subsidiary, as a result of the death or disability of Optionee (as determined by the Board in its sole discretion), this Option, to the extent (and only to the extent) that it would have been exercisable by Optionee on the Termination Date, may be exercised by Optionee (or, in the event of Optionee's death, by Optionee's legal representative) within ninety (90) days after the Termination Date, but in no event later than the Expiration Date.

            (c) No Right to Employment. Nothing in the Plan or this Stock Option Grant Certificate shall confer on Optionee any right to continue in the employ of, or other relationship with, the Company, or any Parent or Subsidiary, or limit in any way the right of the Company, or any Parent or Subsidiary, to terminate Optionee's employment or other relationship at any time, with or without cause.

         4. MANNER OF EXERCISE.

            (a) Exercise Agreement. This Option shall be exercisable by delivery to the Company of an executed Exercise and Shareholder Agreement ("Exercise Agreement") in the form of the Exercise Agreement delivered to Optionee, if applicable, or in such other form as may be approved or accepted by the Company, which shall set forth Optionee's election to exercise this Option with respect to some or all of the Shares, the number of Shares being purchased, any restrictions imposed on the Shares, and such other representations and agreements as may be required by the Company to comply with applicable securities laws.

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            (b) Exercise Price. Such notice shall be accompanied by full payment of the Exercise Price for the Shares being purchased. Payment for the Shares may be made in U.S. dollars in cash (by check) or, where permitted by law and approved by the Board in its sole discretion: (i) by cancellation of indebtedness of the Company to Optionee; (ii) by surrender of shares of Common Stock of the Company that have been owned by Optionee for more than six (6) months (and which have been paid for within the meaning of SEC Rule 144, and, if such Shares were purchased from the Company by use of a promissory note, such note has been fully paid with respect to such Shares), or were obtained by Optionee in the open public market, having a Fair Market Value equal to the Exercise Price of the Shares being purchased; (iii) by instructing the Company to withhold Shares otherwise issuable pursuant to the exercise of the Option having a Fair Market Value equal to the exercise price of the Shares being purchased (including the withheld Shares); (iv) by waiver of compensation accrued by Optionee for services rendered; or (v) a combination of the foregoing. However, certain restrictions apply to Insiders, as set forth in the Plan.

            (c) Withholding Taxes. Prior to the issuance of Shares upon exercise of this Option, Optionee must pay, or make adequate provision for, any applicable federal or state withholding obligations of the Company. Where approved by the Board, Optionee may provide for payment of withholding taxes upon exercise of the Option by requesting that the Company retain Shares with a Fair Market Value equal to the minimum amount of taxes required to be withheld. In such case, the Company shall issue the net number of Shares to Optionee by deducting the Shares retained from the Shares exercised. However, certain restrictions apply to Insiders, as set forth in the Plan.

            (d) Issuance of Shares. Provided that such notice and payment are in form and substance satisfactory to counsel for the Company, the Company shall cause the Shares to be issued in the name of Optionee or Optionee's legal representative.

         5. NOTICE OF DISQUALIFYING DISPOSITION OF ISO SHARES. If this Option is an ISO, and if Optionee sells or otherwise disposes of any of the Shares acquired pursuant to the ISO on or before the later of: (a) the date two (2) years after the Date of Grant, or (b) the date one (1) year after exercise of the ISO, with respect to the Shares to be sold or disposed, Optionee shall immediately notify the Company in writing of such sale or disposition. Optionee acknowledges and agrees that Optionee may be subject to income tax withholding by the Company on the compensation income recognized by Optionee from any such early disposition by payment in cash or out of the current wages or earnings payable to Optionee. See Section 4(c) above.

         6. NONTRANSFERABILITY OF OPTION. This Option may not be transferred in any manner, other than by will or by the laws of descent and distribution, and may be exercised during Optionee's lifetime only by Optionee unless the Optionee is determined by the Company to be incapacitated and unable to exercise the Option. The terms of this Option shall be binding upon the executor, administrators, successors and assigns of Optionee.

         7. TAX CONSEQUENCES. OPTIONEE UNDERSTANDS THAT THE GRANT AND EXERCISE OF THIS OPTION, AND THE SALE OF SHARES OBTAINED THROUGH THE EXERCISE OF THIS OPTION, MAY HAVE TAX IMPLICATIONS THAT COULD RESULT IN ADVERSE TAX CONSEQUENCES TO OPTIONEE. OPTIONEE REPRESENTS THAT OPTIONEE HAS CONSULTED WITH, OR WILL CONSULT WITH, HIS OR HER TAX ADVISOR AND OPTIONEE FURTHER ACKNOWLEDGES THAT OPTIONEE IS NOT RELYING OF THE COMPANY FOR ANY TAX, FINANCIAL OR LEGAL ADVICE.

         8. INTERPRETATION. Any dispute regarding the interpretation of this Stock Option Grant Certificate shall be submitted by Optionee or the Company to the Board or the Committee, which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Board or Committee shall be final and binding on the Company and Optionee.

         9. ENTIRE AGREEMENT. The Plan and the Exercise Agreement are incorporated herein by this reference. Optionee acknowledges and agrees that the granting of this Option constitutes a full accord, satisfaction and release of all obligations or commitments made to Optionee by the Company or any of its officers, directors, shareholders or affiliates with respect to the issuance of any securities, or rights to acquire securities, of the Company or any of its affiliates. This Stock Option Grant Certificate, the Plan and the Exercise Agreement constitute the entire agreement of the parties hereto, and supersede all prior undertakings and agreements with respect to the subject matter hereof, and that the provisions of the Plan are controlling over this Stock Option Grant Certificate.

         10. VESTING OF OPTIONS. Subject to the terms of the Plan, this Option and the Exercise Agreement, the Option shall be 100% vested in this Option as of the date of grant. However, Shares purchased upon exercise of this Option shall be subject to a vesting schedule as set forth in the Exercise at its next regular meeting.